FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 20th day of June 2014, to the Distribution Agreement dated as of September 20, 2012 (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties to the Agreement desire to amend the listed series of the Trust to add the Shenkman Floating Rate High Income Fund.

NOW THEREFORE, pursuant to Section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike

Name: Douglas G. Hess	Name: James R. Schoenike

Title: President	Title: President

Shenkman

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Advisors Series Trust

Name of Series	Date Added
Shenkman Short Duration High Income Fund	On or after September 20, 2012
Shenkman Floating Rate High Income Fund	On or after June 20, 2014

Shenkman	2